Exhibit 3.17

LIMITED LIABILITY COMPANY AGREEMENT

OF

QUALITY INVESTMENT PROPERTIES GATEWAY, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Quality Investment Properties Gateway, LLC (the “Company”), is entered into as of the 12th day of April, 2011, by QualityTech LP, a Delaware limited partnership, as the sole equity member (the “Member”).

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on April 12, 2011 (as amended or restated from time to time, the “Certificate of Formation”), pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and

NOW THEREFORE, by executing this Agreement, the Member hereby forms the Company and ratifies the filing of the Certificate of Formation and agrees as follows:

Section 1.          Name. The name of the limited liability company formed hereby is Quality Investment Properties Gateway, LLC.

Section 2.         Certificates. Chad L. Williams is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” of the Company ceased, and the Member thereupon became the designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of Georgia and in any other jurisdiction in which the Company may wish to conduct business, and any such actions taken prior to the date hereof are hereby ratified and confirmed.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 3.          Purpose.    The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

Section 4.          Powers.    In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.         acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.        operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

c.        borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

d.        invest any funds of the Company, pending distribution or payment of the same pursuant to the provisions of this Agreement;

e.        prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

f.        enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

g.       employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

h.       enter into partnerships, limited liability companies, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

i.        do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct, promotion or attainment of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 5.          Principal Business Office. The principal business office of the Company shall be located at 12851 Foster Street, Suite 205, Overland Park, Kansas 66213, or such other location as may hereafter be determined by the Member.

Section 6.          Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901.

Section 7.          Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901.

Section 8.          Member. The name and mailing address of the Member are as follows:

Name	Address
QualityTech LP	12851 Foster Street, Suite 205
Overland Park, KS 66213

Section 9.          Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

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Section 10.       Capital Contribution. The Member has contributed $1,000.00 in cash, and no other property, to the Company.

Section 11.       Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of such Member.

Section 12.       Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

Section 13.       Distributions. Distributions of capital shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution of capital to the Member on account of its interest in the Company if such distribution would violate Section 18-607 or 18-804 of the Act or any other applicable law.

Section 14.        Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute, deliver and perform any document on behalf of the Company without any vote or consent of any other person or entity.

Section 15.       Other Business. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or at equity. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 16.       Exculpation and Indemnification. No Member shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the member shall be liable for any such loss, damage or claim incurred by reason of such Member’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of the Member’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

Section 17.       Assignments. The Member may assign in whole or in part its limited liability company interest. If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

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Section 18.       Resignation. The Member may resign from the Company. If the Member resigns from the Company pursuant to this Section 18, an additional member shall be admitted to the Company, subject to Section 19, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 19.       Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Section 20.         Dissolution.

(a)          The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b)          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

Section 21.        Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 22.        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 23.        Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 24.        Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 25.       Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

Section 26.        Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first set forth above.

SOLE EQUITY MEMBER:

QUALITYTECH, LP,
a Delaware limited partnership

By: QualityTech GP, LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

Signature Page to LLC Agreement of QIP Gateway, LLC